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                         October 3, 2023

       Frank Sorrentino
       Chief Executive Officer
       ConnectOne Bancorp, Inc.
       301 Sylvan Avenue
       Englewood Cliffs, New Jersey 07632

                                                        Re: ConnectOne Bancorp,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 13,
2023
                                                            File No. 001-40751

       Dear Frank Sorrentino:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              Robert A. Schwartz